Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Yoshiharu Global Co. (“us”, “our,” “we” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”): our Class A common stock, par value $0.0001 per share (“Class A Common Stock”).

The following descriptions of our capital stock and certain provisions of Certificate of Incorporation, our Bylaws and Delaware law are summaries. You should also refer to the text of our Certificate of Incorporation and our Bylaws, which are filed as exhibits to this Annual Report.

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 4,900,000 shares of Class A Common Stock, and 1,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”).

Class A Common Stock

Pursuant to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), holders of our Class A Common Stock are entitled to one vote on all matters submitted to a vote of stockholders, and holders of our Common Stock will not be entitled to cumulative voting in the election of directors. This means that the holders of a majority of the combined voting power of our outstanding Common Stock will be able to elect all of the directors then standing for election. Subject to the rights, if any, of the holders of any outstanding series of preferred stock, holders of our Class A Common Stock shall be entitled to receive dividends out of any of our funds legally available when, as and if declared by our Board of Directors. Upon the dissolution, liquidation or winding up of the company, subject to the rights, if any, of the holders of our preferred stock, the holders of our Common Stock shall be entitled to receive the assets of the company available for distribution to its stockholders ratably in proportion to the number of shares held by them. Holders of Class A Common Stock will not have preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class A Common Stock.

Class B Common Stock

Pursuant to our Certificate of Incorporation, our Class B Common Stock has the same rights as our Class A Common Stock except for (i) certain conversion rights as described below under “Conversion Rights,” and (ii) on all matters to be voted on by stockholders, holders of our Class A Common Stock are entitled to one vote per share while holders of our Class B Common Stock are entitled to 10 votes per share. Subject to the rights, if any, of the holders of any outstanding series of preferred stock, holders of our Class B Common Stock shall be entitled to receive dividends out of any of our funds legally available when, as and if declared by our Board of Directors. Upon our dissolution, liquidation or winding up, subject to the rights, if any, of the holders of our preferred stock, the holders of shares of our Common Stock shall be entitled to receive the assets of the company available for distribution to its stockholders ratably in proportion to the number of shares held by them. Holders of Class B Common Stock will not have preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class B Common Stock. All outstanding shares of Class B Common Stock are fully paid and nonassessable.

James Chae, our Chief Executive Officer, is the only holder of shares of Class B Common Stock.

Conversion Rights

Shares of Class A Common Stock have no conversion rights.

Each share of Class B Common Stock shall automatically be converted into one fully paid and non-assessable share of Class A Common Stock upon the earliest of (A) the date such shares cease to be beneficially owned (as such term is defined under Rule 13d-3 of the Exchange Act) by James Chae and (B) at 5:00 p.m. Pacific Time on the date that Mr. Chae ceases to beneficially own (as such term is defined under Section 13(d)) at least 25% of the voting power of all the outstanding shares of capital stock of the company.

Except for the foregoing conversion rights of the Class B Common Stock and provisions applicable equally to both Class A Common Stock and Class B Common Stock, including, but not limited to, the repurchase of such shares by us, there are no provisions which otherwise limit the lifespan of the Class B Common Stock or would require conversion to Class A Common Stock.

Voting Rights

Except as required by Delaware law or except as otherwise provided in our Certificate of Incorporation, holders of Class A Common Stock and Class B Common Stock will vote together as a single class on all matters presented to a vote of stockholders, including the election of directors. Each holder of Class A Common Stock is entitled to one vote for each share held of record on the applicable record date for all of these matters, while each holder of Class B Common Stock is entitled to 10 votes for each share held of record on the applicable record date for all of these matters.

Holders of Class A Common Stock have no cumulative voting rights or pre-emptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to Class A Common Stock. Class B Common Stock is identical in all respects to Class A Common Stock, except with respect to voting and conversion rights.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation, Our Bylaws, and Delaware Law

Our Certificate of Incorporation and our Bylaws contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, may discourage coercive takeover practices and inadequate takeover bids. These provisions also may encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Stockholder meetings. Under our Certificate of Incorporation and Bylaws, only the Board of Directors, or the chairman of the Board of Directors or the Chief Executive Officer with the concurrence of a majority of the Board of Directors, may call special meetings of stockholders.

Requirements for advance notification of stockholder nominations and proposals. Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors.

Stockholder action by written consent permitted only if our parent company and its affiliates own a majority of the voting power of the Common Stock. Our Certificate of Incorporation authorizes the right of stockholders to act by written consent without a meeting. This provision will, in certain situations, make it more difficult for stockholders, who are not our parent company or its affiliates, to take action opposed by the Board of Directors.

Amendment of provisions in the Certificate of Incorporation. Our Certificate of Incorporation requires the affirmative vote of the holders of at least two-thirds of the combined voting power of our outstanding Common Stock in order to amend any provision of our Certificate of Incorporation.

Amendment of provisions in the Bylaws. Our Bylaws will require the affirmative vote of the holders of at least a majority of the combined voting power of our outstanding Common Stock in order to amend any provision of our Bylaws.

Controlled company. As discussed above, our Class B Common Stock has 10 votes per share, while Class A Common Stock. 100% of our Class B Common Stock is held by James Chae, our Chief Executive Officer. Until our dual class structure terminates, James Chae will be able to control all matters submitted to our stockholders for approval even if he owns significantly less than 50% of the number of shares of our outstanding Common Stock. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

Delaware Anti-Takeover Statute. Our Certificate of Incorporation provides that we are not subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder.

The provisions of Delaware law and the provisions of our Certificate of Incorporation and Bylaws, as amended, could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Class A Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Exclusive Forum

Our Certificate of Incorporation and our Bylaws each contain an exclusive forum provision providing that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any of our directors, officers, employees, agents or stockholders, (3) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our Certificate of Incorporation or our Bylaws, or (4) any action asserting a claim that is governed by the internal affairs doctrine. However, each provision states that it shall not apply to actions arising under the Securities Act or the Exchange Act.

In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provisions will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

The exclusive forum provisions, if enforced, may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits. Alternatively, if a court were to find the exclusive forum provisions to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects. For example, the Court of Chancery of the State of Delaware recently determined that a provision stating that U.S. federal district courts are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act is not enforceable.

Transfer Agent and Registrar

The registrar and transfer agent for our Common Stock is VStock Transfer, LLC, located at 18 Lafayette Place Woodmere, New York 11598.

Listing

Our Class A Common Stock is traded on Nasdaq under the symbol “YOSH.”